Exhibit 10.2
Corrections Corporation of America (the “Company”)
Director and Executive Officer Compensation Decisions
I. Annual Equity Grants to Non-Employee Directors. On May 16, 2008, options to purchase 13,459 shares of the Company’s common stock were granted to each of the Company’s non-employee directors. Each option had a Black-Scholes value of approximately $100,000 ($7.43 per share) on the date of grant. The options will vest in full on May 16, 2009.
II. Executive Officer Salaries. The base salary levels, effective July 1, 2008, of the persons who are anticipated to constitute the Company’s Named Executive Officers for 2008 were set as follows:

Executive Officer	Salary Effective as of July 1, 2008	Previous Salary
John D. Ferguson	$749,858	$724,500
Todd J Mullenger	$290,000	$270,000
Richard P. Seiter	$310,655	$300,150
G. A. Puryear, IV	$257,094	$248,400
William K. Rusak	$267,806	$258,750
III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2009 annual meeting of stockholders.